UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Schaenen Fox Capital, Management, LLC

   200 Park Avenue
   New York, NY  10166
2. Issuer Name and Ticker or Trading Symbol
   OPTI INC.
   OPTI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|03/01/|S   | |20,000            |D  |$4.87      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/02/|S   | |2,500             |D  |$4.81      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/05/|S   | |17,500            |D  |$4.75      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/08/|S   | |10,000            |D  |$4.75      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/11/|S   | |75,000            |D  |$4.71      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/17/|S   | |50,000            |D  |$4.75      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/18/|S   | |50,000            |D  |$5.06      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/19/|S   | |94,140            |D  |$5.28      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/19/|S   | |25,860            |D  |$5.25      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/23/|S   | |100,000           |D  |$5.31      |                   |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/24/|S   | |50,000            |D  |$5.87      |735,230(1)         |I     |(2)                        |
e                          |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest
therein.
(2) By Managed
Accounts.
SIGNATURE OF REPORTING PERSON
/s/Michael Schaenen, a Member
DATE
April 7, 1999